Exhibit 4.152

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[Translated from the original Chinese version]

Lessor:

Shanghai Zhangjiang Micro-electronics Port Co. Ltd.

Lessee:

Zhengning Information & Technology (Shanghai) Co., Ltd.

Shanghai Zhangjiang Micro-electronics Port Office Space

Tenancy Contract

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Shanghai Zhangjiang Micro-electronics Port Office Space

Tenancy Contract

Lessor: Shanghai Zhangjiang Micro-electronics Port Co. Ltd. (hereinafter referred to as Party A)

Domicile/Contacting Address: Room 104—A, Building 2, No.690, Bibo Road, Pudong New Area, Shanghai, P. R. C.

Business License Registration No.: Joint Venture Pudong Shanghai 314264 (Pudong)

Tel: 86-21-50803288

Fax: 86-21-50803588

Zip Code: 201203

Lessee: Zhengning Information & Technology (Shanghai) Co., Ltd. (hereinafter referred to as Party B)

Business License Registration No.: Sole Proprietorship Pudong Shanghai 322717 (Pudong)

Domicile/Contacting Address:

Tel: 50819999

Fax: 50819798

Zip Code: 200122

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Pursuant to the Contract Law of the People’s Republic of China and the Regulations of Shanghai on House Tenancy, on the basis of equality, willingness, fairness and sincerity and after bilateral consultation, Party A and Party B hereby enter into this Contract regarding Party B’s lawful tenancy of Party A’s office space.

Article 1 Description of the Office Space to Lease

1.1	The office space leased by Party A to Party B is located at Room 301, Building 8, No. 690, Bibo Road, Pudong New Area, Shanghai (hereinafter referred to as “the Premises”), and the detailed information is attached as Appendix 1.

1.2	The actual building area of the Premises is included in Appendix 1, and the purpose of the Premises is for high-tech research and development and office use. The actual building area of the Premises is measured by surveying institution accredited by Shanghai Municipal Housing, Land and Resources Administration, and the filing of the surveying result is confirmed by the Housing and Land Surveying Results Management Administration of Pudong New Area of Shanghai.

1.3	The map of the Premises is attached as Appendix 2 with the leasing area shaded green.

1.4	The leasing relationship is established between Party A, as the owner of the Premises, and Party B. The contract is signed with Party A’s guarantee to Party B that the Premises are not involved in any existing or potential legal dispute. Party A has notified Party B that the Premises had been mortgaged to Bank of Shanghai, Pudong Branch prior to signing the Contract.

1.5	The major decorations and facilities of the Premises are listed in Appendix 3, and the delivery standard of Party A is subject to the actual condition of the Premises. Both parties shall sign the confirmation documents as both parties agree that the confirmation documents aforementioned shall be used as acceptance requirements of both Party A’s delivery of the Premises to Party B and Party B’s return of the Premises to Party A at the termination of the Contract.

Article 2 Purposes of the Leased Premises

2.1	Party B shall use the Premises complying with the agreed purposes in Appendix 4 and all related housing and property management regulations of the People’s Republic of China and Shanghai City,

2.2	Party B shall not change the purpose of the Premises as agreed above without Party A’s written consent and the confirmation of related authorities according to regulations.

Article 3 Delivery Date and Term of the Lease

3.1	The leasing term of the Premises is attached in Appendix 5.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

3.2	Party A shall deliver the office space to Party B on April 1, 2010 for decoration. Party B shall complete all the related procedures before entering the Premises and starting construction. If Party B fails to receive the Premises due to Party B’s reason, or Party A has right to delay the delivery agreed in the Contract, the term of the lease in this Contract shall remain the same. If Party A delays the delivery due to Party A’s reason, the starting date of the term shall be postponed accordingly.

Article 4 Payment of Rent

4.1	The amount and payment method of rent of the Premises is attached in Appendix 6.

Article 5 Deposit and other fees

5.1	Party B shall pay a deposit to Party A as the amount and payment term agreed in Appendix 7. Party A has right to delay the delivery of the Premises if Party B fails to make full payment of the deposit before the delivery of the Premises.

5.2	Within the term of the lease, if Party A sustains losses due to Party B’s fault, Party A can take the actual amount of loss from the deposit as compensation, and at the same time Party B shall replenish the deposit to Party A.

5.3	If the deposit cannot cover Party A’s loss, Party A has right to recourse against Party B separately.

5.4	After the termination of the lease or the Contract is terminated before expiration, Party A shall deduct penalty and other fees liable to Party B according to this Contract from the deposit and return the rest, if there is any, to Party B without interest within 15 days after the termination of the Contract.

5.5	Party B shall pay property management fees according to Appendix 8.

5.6	With the approval from government price authorities, the reasonable adjustment of property management fees due to the change of the property management company resulted from new recruitment of property management company or the change of cost of the property management company (including government charges and salary adjustment of employees), Party A shall notify Party B in writing 30 days in advance. Party B shall make payment according to the adjusted prices.

5.7	Within the term of the lease, Party B shall make timely payment of water, electricity, telephone bills and other fees payables notified by government utility agencies or other reasonable evidences. Party B shall also be liable to all related fees occurred from using the Premises, including but not limited to map checking, construction coordination, temporary power, garbage cleaning fees, etc, and with prices to be negotiated separately.

The electricity consumption is calculated separately by a power meter exclusively for the Premises; the price of electricity is allocated by the property management company on the basis of the total electricity bill of the block provided by the power station.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Article 6 Decoration of the Premises

6.1	Party B shall decorate or install devices on the Premises according to the following rules:

6.1.1	Party B shall register the decoration project with related government agency before the construction; special project such as fire prevention and environment protection shall be approved by related government agency.

6.1.2	Party B shall decorate or install fire prevention and electric equipments with the draft proposed and approved by the property management company in advance. The property management company shall notify whether the proposal is approved within 7 working days, and refusal without cause, delayed approval or no reply shall be taken as approval.

6.1.3	Party B shall carry out the construction according to the draft approved by the property management company. If there is need to modify the draft, Party B shall propose the new draft following clause 6.1.1.

6.1.4	Party B shall carry out interior decorations, separations, reconstruction and equipment installations according to laws and regulations in the People’s Republic of China. Party B shall be liable for the losses of Party A arising there from. Party A shall not be liable for any delay or loss due to the refusal or delay of government agencies.

6.1.5	Party B shall carry out interior decorations and install equipment in an appropriate style with good quality to meet the general interior designing level and style of Shanghai Zhangjiang Micro-electronics Port Office Buildings.

6.1.6	Party B shall install or post any illuminating advertisement, service symbol, marks or other publicities that are visible from outside with detailed design draft proposed to and approved in writing by the property company in advance. The property management company shall notify whether the proposal is approved within 7 working days, and refusal without cause, delayed approval or no reply shall be taken as approval.

6.2	The separate power meter for the Premises shall cover all electric equipments in the Premises that Party B allows other parties to install.

6.3	Party B shall promote full cooperation between Party B’s employees, contractors, construction workers and Party A, Party A’s property management company and Party A’s contractors and construction workers. Party B and Party B’s contractors, construction workers shall obey the related construction rules of the property management company.

Article 7 Condition of the Returning Premises

7.1	Party B shall return the Premises to Party A at its original condition within 10 days after the termination of this Contract. Party A has right to require Party B to remove all the decorations, reconstruction, installed equipments aforementioned and return the Premises to Party A at its original condition(roughcast office space).

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

7.2	Party A has right to ask Party B to keep the decorations in the Premises. Party A has right to ask Party B to transfer the decoration in the Premises to Party A and Party B shall obey. The objects aforementioned shall be in a good to rent condition (not include reasonable wearing). After the transfer, Party A shall be the owner of the decorations, as a consideration, the obligation of Party B to convert the Premises back to its original condition is partially deducted.

Article 8 Sublease, Transfer and Exchange

8.1	Party B shall not sublease, transfer or sublease, transfer, exchange in disguised form of the Premises or any part of the Premises except to the third party in clause 8.2. Party B shall be liable of breaching clause 8.1 if Party B allow any third party other than in clause 8.1 to acquire the right to do business in the Premises without Party A’s consent.

8.2	Party B can sublease part of the Premises to Party B’s parent company, subsidiaries and branches with Party A’s written approval and proofs provided by Party B that confirm the new company is Party B’s parent company, subsidiary or branch. And Party B shall guarantee the purpose of the Premises is office use only.

8.3	If Party A transfer the Premises or part of the Premises, Party A shall clearly confirm in the transfer contract that the receiver of the Premises shall be responsible for all the rights and obligations of Party A in this Contract and promote the receiver to make written commitment to Party B. Party A’s rights and obligations under this contract are terminated thereafter.

Article 9 Right of Lease Renewal and Lease Priority

9.1	Party B shall provide irrevocable application (hereinafter referred to as “Renewal Application”) to Party A to renew the lease of the Premises in writing 6 months before the expiration of the lease term (including the first extended term) or the extended lease term, and both parties shall negotiate the terms and renew the lease contract with Party A’s consent. If Party B fails to provide application within the time limit or both parties fail to reach agreement on the leasing terms 3 months after the application, it shall be taken as Party B’s disclaim of renewing the lease.

Article 10 Obligations

10.1	Obligations of Party A

10.1.1	Party A shall pay all taxes to government as the owner of the Premises according to laws and regulations.

10.1.2	Party A shall provide the designed rating of the power system of the Premises and assist Party B in application of the power meter. If Party B requires higher capacity than Party A’s designed rating, the cost of capacity improvement and other related constructions shall be liable to Party B.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

10.1.3	Party A shall provide water supply and drainage system and be liable of the cost of the construction between such system and the common corridor; Party B shall be liable of the cost of connecting such system from the common corridor to the Premises. Party A shall provide the vertical fire sprinkler and be liable for the cost of such equipment; Party B shall install the horizontal fire sprinkler according to the plan approved by fire control authorities and be liable for the related cost, and such equipment shall be approved by fire control authorities before the Party B’s occupation of the Premises.

10.1.4	Party A shall maintain and instruct the property management company to maintain the main structure and the good condition of the Premises. Party A shall be responsible to necessary repairmen.

10.2	Obligations of Party B

10.2.1	Party B shall maintain the clean and good condition of the interior decoration and all accessories (belong to Party B) including but not limited to all electric equipments, fire control equipments, electric wires and plumbing. Party B shall be responsible for the regular maintenances of the interior decoration and all accessories and the arising costs.

10.2.2	All activities of Party B and Party B’s employees in the Premises shall obey the laws, regulations and policy of the People’s Republic of China.

10.2.3	Party B shall allow Party A and along with the future lessee or users to see into the architecture and equipments of the Premises in reasonable time during the last 3months before the expiration or early termination of the leasing term.

10.2.4	Party B shall ensure the usage of the Premises in line with the regulations in Appendix 4.

10.2.5	If any structure, construction, separation or other reconstructions built by Party B that are ordered to be removed by government agency (no matter whether such construction, separation or other reconstructions are approved by Party A), Party B shall voluntarily be liable of the cost of such removing work.

10.2.6	Party B shall not disturb or allow other party to disturb the users of other premises or neighboring properties.

10.2.7	Party B shall not use or allow other party to use the Premises in any illegal or immoral purposes.

10.2.8	Party B shall voluntarily prepare all necessary official documents (including business license, approvals or certificates, etc), and Party A is willing to provide reasonable assistance.

10.2.9	Party B shall not carry out or allow other party to carry out any violations against the land-use right of the Premises.

10.2.10	Party B shall provide in advance the budget plan of utilities of the Premises to Party A for Party A to complete application procedure at the government agency.

10.2.11	Party B shall obey the administrative rules made by the property management company.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Article 11 Exception Clauses

11.1	Both parties shall clearly agree in this contract: Party A is not liable for compensation to Party B or any third party, rent deduction or other legal liabilities under Force Majeure or other circumstances other than Party A’ fault. Party B shall exempt Party A from liabilities of damage or losses of Party B or any third party arising there from.

11.2	Both parties shall clearly agree in this contract: Party B is not liable for compensation to Party A or any third party, rent deduction or other legal liabilities under Force Majeure or other circumstances other than Party B’ fault. Party A shall exempt Party B from liabilities of damage or losses of Party A or any third party arising there from.

Article 12 Insurance

12.1	Party B shall purchase enough insurance against fire, water, third party liability, business interruption and property insurance from a reputable insurance company for the decorations, equipments and other properties of the Premises during the use/lease term on Party B’s expense.

12.2	Party B shall provide valid insurance policy and the receipt of the last premium payment for such insurance when required by the property management company.

Article 13 Termination

13.1	Party A and Party B agree to terminate this Contract before the expiration of the Contract without holding any responsibility to the other party only under any of the following circumstances:

13.1.1	The land-use right of the land occupied by the Premises is recovered ahead of schedule by law;

13.1.2	The Premises are requisitioned lawfully for public interests or urban development;

13.1.3	The Premises are ruined, lost or identified unsafe for habitation not due to Party A’s reason;

13.1.4	Force Majeure.

Article 14 Liabilities for Breach of Contract

14.1	The rent, property management fees, deposit or other fees payables according to this Contract is delayed by Party B, without affecting other right of Party A, Party A has right to claim for defaulted interest from Party B (the defaulted interest shall be calculated from the day the payment is payable by Party B and with an daily interest rate of ***‰).

14.2	Party B shall clearly agree and state in this Contract: Party A has right to legally recover the Premises and equipments provided by Party A anytime, this Contract will be terminated accordingly, and Party B shall make payment equal to the deposit as compensation to Party A (Both Parties shall take necessary measurements to reduce loss, and if the actual loss of Party A is reduced, the compensation liable to Party B will be reduced accordingly) when any of the following events occurs:

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Party B delays the rent, property management fees or deposit without cause over 30 days and fails to make full payment within reasonable period after Party A’s reminder.

14.3	The written statement notice of Party A’s exercising the right to recover the Premises ahead of schedule according to the Contract has been dispatched by Party A to Party B indicates Party A has fully exercised such right. It is unnecessary for Party A to actually enter into the Premises to exercise such right.

14.4	Under the circumstance that Party B fails to return the Premises after the expiration of the leasing term or the termination of the Contract, Party B shall pay the overdue penalty at *** times of the original daily rent each day delayed to Party A; If the returning is overdue over 15 days, Party A has right to enter the Premises with the approval of the State supervision authority, and require to put seal on all items belong to Party B in the Premises, and Party B shall be liable for the costs arising there from.

14.5	Any Party breaches this Contract shall be liable for the direct loss caused by the breach of the Contract of the other party.

Article 15 Other Explanations

15.1	Currency

The rent, property management fees and deposit in this Contract are in Renminbi.

15.2	Party A has an absolute right to change the design, arrangement and facilities of any part of the office space (except the Premises leased to Party B).

15.3	Party A has the privilege of naming the office space. Party A has right to change the name of the office space no less than 15 days after notifying Party B, and Party A is not liable for Party B or any third party.

15.4	This Contract is covered by the local law of the area of the office space. Both parties shall negotiate for any dispute. If the dispute is not solved by negotiation, any Party can institute legal proceedings to the people’s court that has jurisdiction over the area where the office located.

15.5	The content of the Contract shall be kept confidential strictly by both Parties. Any Party shall not disclose the content of the Contract to any third party without written consent of the other party, except required by law or regulation.

15.6	This Contract will take effect after signed by both parties. The Contract is terminated when the rights and obligations of both parties are completed.

15.7	The appendixes of the Contract shall form an integral part of the contract and shall be as valid and effective as this Contract.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

15.8	The Contract is made in five copies. Each party shall hold two copies. And the property management company shall hold one copy.

(Signature Page)

Party A: Shanghai Zhangjiang Micro-electronics Port Co. Ltd.

Legal Representative/Agent:

Party B: Zhengning Information & Technology (Shanghai) Co., Ltd.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Legal Representative/Agent:

Appendix 1

The Location and Area of the Premises

The Premises is located at Room 301, Building 8, No. 690, Bibo Road, Pudong New Area, Shanghai, and the actual area of Room 301 is 1,915.93 square meters.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Appendix 2

The Map of the Premises

(The leased area is shaded green. The map of the Premises shall refer to the final version approved by real estate administration of Shanghai.)

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Appendix 3

Specifications of Decorations and Facilities

(Delivery Standard)

I.	Construction and Decorations:

1.	All 6 office buildings of the second phase project are frame construction, and the No. 4 and No.7 buildings are 7-storey high with basement height of 4.2 meters and each of the second to the seventh floor is 4.2 meters high, and the building No. 5, 6, 8, 9 are 5-storey high with each floor is 4.35 meters high.

2.	The external wall of the building is constructed with cast in-site reinforced concrete slab and concrete cellular block. The inner wall is constructed with aerated concrete blocks.

3.	The external wall is decorated with aluminum plastic board curtain walls with the inner heat-retaining panel as the heat prevention layer of the external wall. The aisles, elevators, toilets and the decoration of stairway have been completed by the developer. The decoration in the office area shall be done by the Lessee. The delivery standard includes a fine-gravel concrete floor, a firmly-processed wall with whitewash and a whitewashed ceiling without hung ceiling.

II.	Criteria of Designed Load

The designed load of the basement is 3.0kN/m2. The designed load of the floor with people is 2.0kN/m2 that of the floor without people is 0.5kN/m2, and that of the rest office space is 3.0kN/m2.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

III.	Facilities Configurations

1.	Electricity Supply

The power source in this area is connecting to two transformer substations of 35 kV each. Power sources of 220V and 380V are available for the Lessee and the average design supply of electricity per square meter is 116W (including the air conditioning).

2.	Monitoring and Intellectualization

Five intelligent systems are adopted in this area, including Security Automation System, Car Parking Management System, Building Equipment Automatic Monitor System, Background Music Public Broadcasting System and Cable Television System.

3.	Air-conditioning

Multi-linking frequency-converting intelligent central air-conditioning system of Toshiba is adopted in this building. The outdoor unit is placed on the roof and the ceiling-attached indoor unit has been installed in the office area.

4.	Water Supply

Water is pumped into toilets and public pantry of each floor with frequency-converting water pump in the basement. The brand of the sanitary wares is KOHLER.

5.	Communications

(1)	There is a telephone line available every 35 square meters and users can choose between China Telecom and China Netcom.

(2)	The internet access provided by China Telecom, China Netcom, Zhangjiang Net and broad band is available in this area. The current bandwidths available are 512K, 1M or 2M.

6.	Elevators

(1)	The elevator of Building 4 adopts the product of Shanghai Yungtay Co., Ltd. Those of Building 5 to Building 9 are products of Kone Co., Ltd. The elevators are all passenger elevators without machine room and the load design standard is 1000kg.

(2)	There are two elevators in each of the five-storey buildings and three in each of the seven-storey buildings. Each building has one elevator that can be used for handicapped peoples.

IV.	Supporting Facilities

There is an underground garage where can park 72 mini-vans and there are 316 parking spaces on the ground. One parking space for every 200 square meters of the leased house is provided in principle.

Non-motorized vehicle can be parked in the basement of Building 4 or in the outdoor non-motorized parking area.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

The afforested coverage of the office area is 40.1%.

Appendix 4

The Purpose the Premises

Party B shall make commitment to Party A that the Premises will be used for providing services and other office uses according to Party B’s licensed business scope and house and property management regulations of the People’s Republic of China and Shanghai.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Appendix 5

The Term and Initial Renewal Term of Lease

The Term of Lease is from June 1st, 2010 to May 31st, 2012, 2 years in total.

The Initial Renewal Term of Lease is from June 1st, 2012 to May 31st, 2014, 2 years in total.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Appendix 6

The Rent and Method of Payment

1.	Rent (Calculated on the basis of construction area):

***/day from June 1st, 2010 to May 31st, 2012

As the Initial Renewal Term of Lease is from June 1st, 2012 to May 31st, 2014, the rent will be decided by both parties during December 1st, 2011 to the end of February of 2012.

2.	Both parties agree that the rent shall be paid in advance by Party B every 3 months; Party B shall pay the rent for the next quarter before the 25th of the last month of the current quarter.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Appendix 7

The Deposit

1.	Party B shall pay a deposit of *** to Party A which is as much as 3 months’ rent; Party B shall pay a deposit of *** to the property management company which is as much as 3 months’ property management fees.

2.	Term of Deposit Payment

Party B shall pay the deposit of ***to Party A and a deposit of *** to the property management company before the delivery of the Premises from Party A.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Appendix 8

The Property Fee

The property fee of the Premises from April 1st, 2010 is calculated on the basis of construction area at ***/Month. With Party A’s consent, the property fee shall be calculated from the day when the on-site decorating started. During the term of lease, Party B shall pay the property fee of the month before the 10th of every month.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission